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UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
September 10, 2004

SciClone Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19825 (Commission File No.)	94-3116852 (I.R.S. Employer Identification No.)

901 Mariner’s Island Blvd., Suite 205
San Mateo, California 94404
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(650) 358-3456

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

     We announced on July 14, 2004 that Donald Sellers had resigned as President and CEO of SciClone Pharmaceuticals, Inc. (the “Company”) and that Alfred R. Rudolph, M.D., Chief Operating Officer, and Richard A. Waldron, Chief Financial Officer, had formed an Office of the President to guide the Company while our Board of Directors actively works to identify a successor. In connection with Dr. Rudolph’s and Mr. Waldron’s additional roles, on September 10, 2004, the Company entered into agreements with each of Dr. Rudolph and Mr. Waldron.

     The agreements with Dr. Rudolph and Mr. Waldron each provide for a $50,000 bonus payable in January 2005 for work performed in the Office of the President and the grant of an option to purchase 50,000 shares of the Company’s common stock vesting monthly over a two year period. Each of the agreements provide that if Dr. Rudolph’s or Mr. Waldron’s employment is terminated by the Company without cause, each of them would receive: (1) severance payments at their final base salary rate for twelve months, (2) payment of the $50,000 bonus for work performed in the Office of the President, if not already paid, (3) a pro-rated management bonus based on the amount of the previous year’s bonus, and (4) two years of health benefits. In addition, if either of Dr. Rudolph’s or Mr. Waldron’s employment was terminated without cause prior to July 14, 2006, each of them would receive full vesting of any unvested portion of their stock options and a post-termination exercise period for such options of 18 months. In addition, each of Dr. Rudolph and Mr. Waldron received a salary increase.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Agreement between the Company and Alfred R. Rudolph, dated September 10, 2004.

10.2	Agreement between the Company and Richard A. Waldron, dated September 10, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2004
SCICLONE PHARMACEUTICALS, INC.

	By:	/s/ Richard A. Waldron

Richard A. Waldron
Chief Financial Officer and member of the
Office of the President

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